UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RESPIRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1304989 (I.R.S. Employer Identification No.)
1010 Murry Ridge Lane
Murrysville, Pennsylvania 15668-8525
(724) 387-5200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2000 STOCK INCENTIVE PLAN
(Full title of the plan)

Steven P. Fulton
Vice President and General Counsel
Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, Pennsylvania 15668-8525
(724) 387-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven P. Fulton
Vice President and General Counsel
Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, Pennsylvania 15668-8525
(724) 387-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
SIGNATURES

EXPLANATORY NOTE
On March 9, 2001, Respironics, Inc. (the “Company”) filed a registration statement on Form S-8 (Reg. No. 333-56812) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the offer and sale of 1,400,000 shares of common stock, par value $0.01 per share, including the associated common stock acquisition rights (such rights, together with such shares of Respironics’ common stock, the “Shares”). This Post-Effective Amendment No. 1 is an amendment to the Registration Statement. On March 14, 2008 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of December 20, 2007, as amended, among the Company, Philips Holding USA Inc. and Moonlight Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation. All offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all such Shares.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrysville, State of Pennsylvania on the 26th day of March 2008.

RESPIRONICS, INC.
By:	/s/ John L. Miclot
	Name:	John L. Miclot
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March 2008.

Signature	Capacity

/s/ John L. Miclot John L. Miclot	Chief Executive Officer and President (Principal Executive Officer)

/s/ Daniel J. Bevevino Daniel J. Bevevino	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Joseph E. Innamorati Joseph E. Innamorati	Director

/s/ Pamela L. Dunlap Pamela L. Dunlap	Director